EXHIBIT 99B(14)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

ING Investors Trust and ING Variable Products Trust

We consent to the use of our report dated February 26, 2007, incorporated herein by reference, on the financial statements of ING VP MidCap Opportunities Portfolio, a series of ING Variable Products Trust, and our report dated February 27, 2007, incorporated herein by reference, on the financial statements of ING FMRSM Mid Cap Growth Portfolio (formerly, ING MFS Mid Cap Growth Portfolio), a series of ING Investors Trust, and to the reference to our firm under the heading “Financial Highlights” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts
January 11, 2008